Exhibit 5.2

October 16, 2017

Teekay LNG Partners L.P.

4th Floor, Belvedere Building

69 Pitts Bay Road

Hamilton HM 08

Bermuda

Re:	Registration Statement on Form F-3 filed by Teekay LNG Partners L.P.

Ladies and Gentlemen:

We have acted as counsel to Teekay LNG Partners L.P., a Marshall Islands limited partnership (the “Partnership”), and Teekay LNG Finance Corp., a Marshall Islands corporation (the “Corporation”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder (the “Rules”), of a registration statement on Form F-3 (the “Registration Statement”) for the registration of the sale from time to time of one or more series of the following securities:

(a)	common units to be issued by the Partnership, each representing limited partner interests in the Partnership,

(b)	other classes of units to be issued by the Partnership, which may be convertible into other securities of the Partnership, each representing limited partner interests in the Partnership;

(c)	debt securities of the Corporation (the “Corporation Debt Securities”) which may be issued pursuant to the form of indenture for debt securities in the filed as Exhibit 4.2 to the Registration Statement; and

(d)	debt securities of the Partnership (the “Partnership Debt Securities”), including convertible debt securities, which may be issued pursuant to one of two forms of indenture for debt securities in the forms filed as Exhibits 4.2 and 4.3 to the Registration Statement (each, an “Indenture”).

In our capacity as counsel to the Partnership and the Corporation, we have examined such documents, records and instruments as we have deemed necessary for the purposes of this opinion. As to matters of fact material to the opinions expressed herein, we have relied on (a) information in public authority documents (and all opinions based on public authority documents are as of the date of such public authority documents and not as of the date of this opinion letter), and (b) information provided in certificates of officers of the Partnership and the Corporation. We have not independently verified the facts so relied on.

In such examination, we have assumed the following without investigation: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based upon the foregoing examination and in reliance thereon, and subject to (a) the assumptions stated and in reliance on statements of fact contained in the documents that we have examined and (b) completion of all entity action required to be taken by the Partnership and the Corporation to duly authorize each proposed issuance of Partnership Debt Securities and Corporation Debt Securities, respectively (including the due reservation by the Partnership of any Common Units or Preferred Units for issuance upon conversion or exchange of any Partnership Debt Securities), we are of the opinion that:

1.	When (a) the terms of the Partnership Debt Securities and the Corporation Debt Securities, as applicable, have been established in accordance with the Indenture, (b) the Indenture has been qualified under the Trust Indenture Act of 1939, as amended, (c) the Indenture and the applicable supplement thereto, if any, has been duly authorized and validly executed and delivered by the Partnership and the Corporation, as applicable, and the trustee thereunder and (d) the Partnership Debt Securities and the Corporation Debt Securities, as applicable, have been executed, issued, delivered and authenticated in accordance with the terms of the Indenture and the applicable purchase, underwriting or similar agreement against the receipt of requisite consideration therefor provided for therein, the Partnership Debt Securities and the Corporation Debt Securities, as applicable, will constitute legal, valid and binding obligations of the Partnership and the Corporation.

The foregoing opinion is subject to the following exclusions and qualifications:

(a)	Our opinion is as of the date hereof, and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention. This opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, and we disavow any undertaking to advise you of any changes in law.

(b)	We express no opinion as to enforceability of any right or obligation to the extent such right or obligation is subject to and limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium, fraudulent transfer or other laws affecting or relating to the rights of creditors generally; (ii) rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether arising prior to or after the date hereof or considered in a proceeding in equity or at law; or (iii) the effect of federal and state securities laws and principles of public policy on the rights of indemnity and contribution.

(c)	We do not express any opinions herein concerning any laws other than the laws in their current forms of the State of New York and the federal securities laws of the United States of America, and we express no opinion with respect to the laws of any other jurisdiction and expressly disclaim responsibility for advising you as to the effect, if any, that the laws of any other jurisdiction may have on the opinions set forth herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendments thereto, including any and all post-effective amendments, and to the reference to our firm in the prospectus and any prospectus supplements relating thereto under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related Rules.

Very truly yours

/s/ Perkins Coie LLP

Perkins Coie LLP

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